Las Vegas Gaming, Inc.
CODE OF BUSINESS CONDUCT AND ETHICS

For purposes of this Code, each reference in this policy to "Associates" includes all Las Vegas Gaming, Inc. (“LVGI”) employees, officers and Board members.

LVGI Code of Business Conduct and Ethics sets forth certain Company policies for ethical business conduct. The Code does not create any contractual rights of any kind between the Company and an LVGI Associate or between the Company and third parties.

All LVGI Associates, officers and directors must conduct themselves according to the guidelines described in this Code of Business Conduct and Ethics and avoid the appearance of inappropriate conduct. We will provide this Code to and expect it to be followed by all of the Company's Associates.

INTRODUCTION

This Code of Business Conduct and Ethics (this "Code") covers a wide range of business practices and procedures, but does not cover every issue that may arise. Its purpose is to set out basic principles and policies to guide all Company Associates. It is designed to give you a clear and broad understanding of the conduct expected of our Associates to promote ethical and honest behavior and integrity in all matters, deter wrongdoing and at all times maintain the confidence of our shareholders, our customers and the outside community in our systems of controls.

If a law conflicts with the policies in this Code, Associates must comply with the law. However, if a local custom or policy conflicts with this Code, Associates must comply with this Code. Associates who have any questions about these conflicts are urged to ask their manager or the responsible party identified in this Code for guidance about the situation.

Anyone who violates this Code is subject to disciplinary action in accordance with this Code and other Company policies and procedures. If Associates are in a situation that they believe may violate or lead to a violation of this Code, they should follow the compliance procedures described throughout this Code.

No code of business ethics and conduct can replace the thoughtful behavior of an ethical Associate. The purpose of this Code is to provide a guide on how to recognize and deal with ethical issues, to provide mechanisms to report non-compliant conduct and to foster a culture of honesty, integrity and accountability.Section 1

YOUR RESPONSIBILITIES

SOME HIGHLIGHTS OF THIS CODE

All LVGI Associates are responsible for reading, understanding and complying with this Code. Ignorance of this Code is not an excuse for failing to comply with its requirements. Here are some general guiding principles:

•	Aspire to act with integrity and honesty in all matters.

•	Follow the law wherever you are and in all material respects.

•	Keep accurate and timely financial and other records for both internal and external activities and transactions that fairly present the activities, transactions and the Company's financial position.

•	Use Company assets, including its facilities, computers, supplies, materials, telephones, and work time, for the benefit of the Company, not for personal gain or benefit.

•	Never bribe or improperly influence a government or regulatory official or agent.

•	Deal with customers, suppliers, vendors and all other third parties fairly and at arm's length.

•	Safeguard the Company's proprietary information and the information of customers, suppliers and vendors entrusted to you.

•	Refrain from behavior that harms the reputation of the Company.

•	Violations of this Code include direct violations as well as asking others to violate the Code or failing to cooperate in a Code investigation.

•
Violating the Code can result in disciplinary action. Discipline will depend on the facts and circumstances, and may include, alone or in combination, a letter of reprimand, demotion, suspension and even termination of employment and legal proceedings.

•	If you need guidance concerning this Code, Associates should contact Management or the Human Resources Department. Please review Section 9 to see how to contact these Company resources.

Section 2

COMPLIANCE WITH THE LAW AND THIS CODE

All Associates are responsible for complying with the laws of the U.S. or the province and country in which they are employed. Associates should become aware of and understand the laws that affect their job performance, even if these laws are not listed below. While each and every law and regulation with which the Company must comply cannot be described, a few examples are listed below:

Wage and Hour and Other Labor Laws

It is Company policy to comply with all applicable laws and regulations in the jurisdictions in which the Company does business relating to the payment of wages, overtime, time off, prohibitions and limitations on the employment of minors, employment of aliens and related topics. As described in Section 6 below, appropriate documentation needs to be maintained by all responsible Associates so that the Company can demonstrate its compliance with these laws and regulations.

Antitrust Laws

Very complex antitrust laws prohibit making agreements with competitors or customers to limit competition or sharing information, such as pricing information, that may limit or restrict competition. To prove an antitrust violation, the government or private litigant does not have to demonstrate that the parties had a written agreement to limit or restrict competition. Violations can be inferred from the parties' conduct. Therefore, Associates should not contact any competitor about the pricing of our products or services, the timing or content of our sales events, or any other aspect of the Company's competition efforts. Refer all questions or inquiries from outside attorneys or regulators to Management or to the Human Resources Department.

Foreign Corrupt Practices Act

LVGI's business relationships outside the U.S. must comply with the requirements of certain U.S. laws that impose on the Company standards of conduct for its business throughout the world, including the prohibition of any direct or indirect payment or transfer of Company funds or assets to suppliers, vendors, or government officials in the form of bribes, kickbacks or other payoffs.

Securities Laws

U.S. federal and state securities laws and the Securities and Exchange Commission ("SEC") impose laws, rules and regulations regarding the use and public disclosure of corporate inside information ("nonpublic information"). The purpose of these regulations is to protect the interests of the Company, its shareholders and the investing public by providing them with timely, complete and accurate information about significant corporate developments that might affect the value of our stock.

These laws, rules and regulations require the Company, its Associates, and agents to ensure that information about the Company is not used impermissibly in connection with the purchase and sale of our stock. Violations of the securities laws can result in substantial civil and criminal prosecution as well as fines and penalties. Refer to the discussion of nonpublic information that appears in Section 5.

Harassment and Discrimination

The Company's policy is to promote and maintain a work environment in which all Associates, customers, suppliers, vendors, and manufacturers are treated with respect and decency. The Company discourages any form of discriminatory, disrespectful or harassing behavior by or towards any Associate, customer, supplier, vendor or manufacturer.

Health and Safety

The Company strives to provide each Associate with a safe and healthy work environment. Associates share responsibility for maintaining a safe workplace by following safety and health rules and practices and immediately reporting accidents, injuries and unsafe equipment, practices or conditions.

Threats or acts of violence or intimidation made by Associates or other representatives of the Company are prohibited. Associates must report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs will not be tolerated. The use of alcohol is not permitted in the workplace except for limited Company approved use at certain company-sponsored events and celebrations.

Associates’ Obligations

Associates are required to report violations and suspected violations of laws and of this Code. In all cases, there can be no retaliation or reprisal against an Associate for making good faith reports and every effort will be made to maintain confidentiality. Retaliation, retribution or harassment against any Associate making good faith reports is prohibited and is grounds for discipline, up to and including termination.

Associates should report these violations and any potential criminal violations to Management or the Human Resources Department.

Associates are required to cooperate with investigations into Code or legal violations and must always be truthful and forthcoming during the course of these investigations. If contacted by external legal authorities, Associates must first contact Management or the Human Resources Department.

All LVGI Associates have important responsibilities under this Code and are responsible for setting the tone for ethical behavior and integrity. Seek guidance when necessary. When in doubt, ask Management or the Human Resources Department.

Section 3

CONFLICTS OF INTEREST

A conflict of interest situation can arise when any Associate takes actions or has interests that may make it difficult to perform Company work objectively and effectively. Associates must not engage in any business activity, employment or outside interest that interferes with their duties to the Company, divides their loyalty, or creates an actual or apparent conflict of interest without appropriate approval. If an Associate is not sure whether a relationship or transaction poses a conflict, seek guidance from Management or the Human Resources Department. Keep in mind that this Code cannot address every potential conflict, so use common sense and seek guidance when questions arise.

General Principles

An Associate working simultaneously for a competitor, customer or supplier without appropriate approval generally constitutes a conflict of interest. Associates are not permitted to work for a competitor as an employee, officer, director, representative or in any other capacity. The best policy is to avoid any direct or indirect business connection with the Company's customers, suppliers or competitors, except on behalf of the Company.

Associates may not have a financial interest in a transaction with the Company, even an indirect interest through, for example, a family member, unless the Associate has obtained the prior written approval of the LVGI CEO.

Without prior approval, Associates may not have any financial interest in customers or suppliers that could cause divided loyalty or the appearance of divided loyalty.

Although an LVGI Associate may serve as a director or trustee of a charity or other nonprofit organization to which the Company may contribute, if an Associate wishes to serve as an actual "employee" (and not just as a director or trustee) of a charity or other nonprofit organization, they must obtain prior written approval of the LVGI CEO.

Associates are prohibited from benefiting through opportunities that are discovered through the use of corporate property, information, or position, without prior written approval of the LVGI CEO. Associates also shall not compete with the Company directly or indirectly. Associates owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Executive Officers and Outside Directors

The board of directors or a designated committee must approve a director or an executive officer's direct or indirect interest in a material transaction involving the Company.

Officers of the Company must obtain the approval of the board of directors or a designated committee of all outside directors for all employment or outside directorships with other public companies.

Section 4

LOANS, TRAVEL ADVANCES, USE OF COMPANY ASSETS

Loans

Loans from the Company to directors and executive officers of the Company are prohibited in accordance with applicable federal law. LVGI CEO or CFO must approve any loan from the Company to other Associates.

Travel Advances

The Company may advance cash, reasonable in relation to the anticipated expenses, to Associates, in accordance with Company policy, to cover reimbursable travel and similar expenses incurred while performing authorized activities for a business purpose on behalf of the Company. Associates must settle the advances through standard company documentation to show the extent to which such reimbursable expenses were incurred and reimburse any unused advance to the Company.

Protection and Proper Use of Company Assets

Company assets, including its proprietary information, are to be used to advance the Company's business. Associates should protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Associates should report immediately any suspected incident of fraud or theft.

Section 5

PROTECTING COMPANY INFORMATION

Associates have an obligation to safeguard the Company's nonpublic information and other confidential information, including information entrusted to the Company by its customers, vendors and suppliers. Nonpublic information includes, but is not limited to, items such as financial or technical data, sales, intellectual property (such as trade secrets and "know-how"), pricing, market data, salary information, databases, unpublished financials, plans for acquisitions or divestitures, information about major contracts, suppliers, vendors, designs, expansion plans, contraction plans, financing transactions, major management changes before such changes are publicly announced, and personal information about Associates that has not been disclosed or made available to the general public. Associates should not share any material nonpublic information with anyone outside the Company unless it is necessary or appropriate as part of their work responsibilities and the appropriate safeguard, such as a signed nondisclosure agreement, is in place. Associates have a continuing obligation to preserve nonpublic information even after their employment or other relationship with the Company ends.

General Principles

•
Do not disclose any material nonpublic information to anyone outside the Company, except when disclosure is required for business purposes and appropriate steps have been taken, such as through the execution of a nondisclosure agreement, to prevent misuse of the information.

•	Unauthorized use or distribution of material nonpublic information would not only violate Company policy but, could also be illegal and result in civil or criminal penalties.

•
Associates trading in LVGI stock while in possession of material, nonpublic information concerning LVGI or providing any material nonpublic information to others so that they may trade in LVGI stock is illegal and could result in civil and criminal prosecution and penalties.

•
Associates should treat the nonpublic information they receive from other companies confidentially. Any Associate with questions about the use of other companies' nonpublic information should contact Management or the Human Resources Department for guidance.

•	Associates should not answer questions from the media or financial analysts; refer all such inquiries to the CEO or CFO.

Section 6

DISCLOSURE, FINANCIAL RECORDS, ACCURATE RECORD-KEEPING AND RETENTION OF RECORDS AND USE OF E-MAIL AND INTERNET SERVICES

Public Disclosure

The U.S. securities laws and regulations require the preparation and disclosure of information about the Company's finances, business and operations. As a result, each Associate has a duty to:

•	Comply with the Company's authorization procedures to ensure that the Company's transactions are properly authorized.

•       Keep records that accurately, fully and timely reflect material Company transactions.

•
Provide and disclose information concerning Company transactions, assets and obligations that is truthful and accurate and does not omit a fact that would alter the public's understanding or perception of the information.

LVGI's policy is to comply with its reporting and disclosure obligations and maintain the internal controls necessary and required to assure compliance with the Company's legal obligations. If an Associate has questions about these matters, they should consult Management or the Human Resources Department to report any suspected violations in the manner described in Section 8.

Company Records

The Company's records are the basis for managing the Company's business and for fulfilling its obligations to shareholders, customers, suppliers, vendors and regulatory authorities. The Company requires honest, accurate and timely recording and reporting of information in order to make responsible business decisions and to comply with SEC disclosure obligations. Every Company financial record, including time sheets, sales records and expense reports, must be complete, accurate and in accordance with all applicable laws.

Associates must:
•  Comply with all required accounting procedures;
•  Correctly and accurately identify and record all assets, liabilities, and revenues;
•  Respond fully and accurately to internal and external auditors;
•	Record and classify transactions in the appropriate accounting period and in the appropriate account and department;
•	Support required estimates and accruals by appropriate documentation, based on good judgment.

Associates must not:
•  Make any knowingly false or misleading accounting entries;
•	Make any knowingly false or misleading statements to internal or external auditors or knowingly omit or hold back information necessary to make the statements truthful;
•	Withhold information, books and records from internal or external auditors.

The Company's books, records, accounts and financial statements, including tax returns, expense reimbursements, sales information, time sheets, and other documents and reports (and including those submitted to external agencies), must be maintained in reasonable detail, must be clear and accurate, must appropriately and accurately reflect the Company's transactions, and must conform to applicable legal and accounting requirements and to the Company's system of internal controls. All entries in the Company's books and records, including department accounts and individual expense reports, must clearly and accurately reflect each transaction. Unrecorded or other "off the books" agreements are not permitted.

Business Communications Systems

Business records and communications, including e-mails, internal memos and reports, often become public, and Associates should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies.

The Company's e-mail system and Internet services are provided for work related purposes and not for personal matters. Incidental and occasional personal use is permitted, but is not permitted for any purpose inconsistent with this Code. Do not access, send or download any information that is illegal or could be insulting or offensive to another person, such as sexually explicit messages, cartoons or jokes, unwelcome propositions, ethnic or racial slurs, or any other message that could be viewed as harassment.

E-mail messages, voice mail and computer information are considered Company property and Associates should not have any expectation of privacy. Unless prohibited by law, the Company reserves the right to monitor, access and disclose this information as necessary for business purposes or as the Company otherwise deems appropriate. Use good judgment and do not access, send a message, or store any information that would be inappropriate if seen or heard by other individuals. Violation of these policies may result in disciplinary actions up to and including discharge by the Company.

Record Retention

Retain or discard records in accordance with the Company's guidelines on record retention. If Associates become aware of a threatened or pending litigation or governmental investigation, immediately consult with Management or the Human Resources Department about the retention of records.

Section 7

GIFTS, ENTERTAINMENT, FAIR DEALING AND COMPETITION

Gifts and Entertainment

Receipt of a gift can create a conflict of interest or the appearance of a conflict of interest. Associates must not, without approval of a Company officer, solicit or accept, directly or indirectly, from any actual or potential supplier, vendor or competitor or other third party with whom the Company has or may reasonably expect to have a business relationship, any bribe, commission, kickback, gratuity or gift, except for personal, non-cash gifts of nominal value or customary and normal entertainment. To assist in determining whether a gift is acceptable, Associates should ask whether accepting the gift or services would be perceived by others after the event, to have influenced such Associate's judgment or action? Will the person offering it think such Associate has been compromised? If the answer to either of these questions is "yes", the Associate should refuse the gift gracefully, advising the giver of the Company's policy prohibiting its acceptance. The Company selects suppliers and vendors on merit, considering among other things, price, quality, and reputation.

Associates may accept occasional meals or other forms of reasonable entertainment from suppliers or vendors as a courtesy extended during the normal course of business, provided the entertainment is not offered to influence your business decisions. If the entertainment proposed is more than reasonable, the approval of a Company officer must be obtained.

Competition and Fair Dealing

LVGI seeks to outperform our competition fairly and honestly and seeks competitive advantages through superior performance, never through unethical or illegal business practices. Each Associate should deal fairly with the Company's customers, suppliers, competitors and other Associates. No Associate should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

Section 8

WAIVERS OF TIIE CODE OF BUSINESS ETHICS, COMPLIANCE PROCEDURES AND ADMINISTRATION OF THE CODE

Only the Board of Directors or its designated committee can grant a waiver of this Code for executive officers and Board members. Such waivers may be granted only in instances in which the specific facts are consistent with this Code's fundamental purpose of promoting integrity and ethical behavior on the part of each member of the Company. The Company will disclose such waiver to the extent required by applicable law or regulation.

For Associates other than executive officers and directors, only the CEO can grant waivers from this Code.

Obligation to Report Violations in Good Faith: Associates are required to report or cause to be reported, in good faith, any of the following:

•	Any improper, inaccurate or misleading information included or to be included in any Company public communication, SEC filing (including annual reports and quarterly reports), or financial statement;

•  Questionable accounting, auditing, financial reporting, or internal controls;

•  Any suspected fraud or theft, or improper use of Company assets; and

•  Any retaliation against any person reporting any of the above matters.

Reporting Procedures: Any of the above matters should be reported to Management or to the Human Resources Department. Each report will be logged, retained and investigated.

If in reporting any questionable accounting, auditing, financial reporting, or internal controls matter, an LVGI Associate wishes to provide the report confidentially and anonymously, the report will be accepted on that basis. In reviewing and considering that report, the Company will maintain the confidentiality of the report. There may be times or circumstances, however, where for legal reasons (and as may be permitted by applicable federal law) it will not be possible or appropriate for the Company to maintain the confidentiality of such matter, in which case we will seek to avoid any prejudice to the Associate or retaliation against the Associate.

All LVGI Associates have a responsibility to assist and cooperate in any investigation of any of the above matters, whether involving a report or information submitted by an Associate or by anyone else. All LVGI Associates are also required to assist in any investigation by any regulatory or law enforcement agency and Associates must promptly notify Management or to the Human Resources Department if an Associate is contacted by any such agency.

No Retaliation: Retaliation against "whistleblowers" is illegal under United States law and certain foreign laws, and LVGI will assure that the legal protections afforded by law to such "whistleblowers" are maintained. Accordingly, no LVGI Associate will be subject to retaliation or discipline for providing, in good faith, reports or other information concerning suspected violations of law or Company policy or of any of the other above matters. If Associates believe that they are the subject of retaliation or that their job status has been adversely affected as a result of reporting under this Code, Associates should contact Management or the Human Resources Department.

Compliance Procedures: The responsibility for administering this Code rests with each Associate of the Company. Associates are responsible for making sure that they comply with this Code.

Section 9

COMPANY RESOURCES FOR GUIDANCE AND REPORTING

Russell Roth, Chief Executive Officer, Chief Financial Officer
702-871-7111

LVGI's Code of Business Conduct and Ethics offers non-exclusive, general guidelines for ethical business conduct. The Code does not create any contractual rights of any kind between the Company and each associate or between the Company and third parties.